Exhibit 99.1
NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

JULY 29, 2013 GERMAN AMERICAN BANCORP, INC. (GABC) REPORTS RECORD QUARTERLY AND YEAR-TO-DATE EARNINGS

Jasper, Indiana - July 29, 2013 -- German American Bancorp, Inc. (NASDAQ: GABC) today reported exceptionally strong performance during the second quarter, resulting in the achievement of record quarterly and year-to-date earnings.  German American’s second quarter 2013 net income of $6.5 million, or $0.52 per share, represented an increase of approximately 11%, on a per share basis, above the net income of $6.0 million, or $0.47 per share, reported in the second quarter of 2012.  On a year-to-date basis, 2013 net income was $12.3 million, or $0.97 per share, which was approximately a 5% improvement, on a per share basis, over the $11.6 million, or $0.92 per share, reported for the first six months of 2012.

As compared to the same quarter prior year results, this quarter’s earnings were positively affected by a $1.3 million, or approximately 25%, increase in total non-interest income, driven primarily by approximately a $550,000 increase in other operating income, largely related to interest rate swap transactions, a $150,000 improvement in trust and investment product fees, a nearly $130,000 increase in net gains from the sale of residential mortgage loans, and an approximately $400,000 increase in net gains on the sales of securities.

Further enhancing the Company’s second quarter 2013 earnings was a $590,000 reduction in the amount of provision for loan loss booked during the prior year’s second quarter, resulting from a $200,000 negative provision during the current quarter as compared to a $390,000 expense during the second quarter of 2012.  This significant reduction in the level of loan loss provision was related to a continued improvement in the Company’s asset quality metrics, as the Company’s historically strong level of asset quality showed further improvement during the quarter.

The Company’s net interest income during the current quarter also increased by nearly $500,000 from the level earned during the first quarter of this year. Net interest income during the second quarter and year to date period in 2013, was similar to that recorded in the comparable periods last year.  The improvement in net interest income on a linked quarter basis and the stabilized level of net interest income during the current year as compared to the prior year was attributable to the Company’s ability to grow its outstanding loans during the past year and the redemption by the Company of its 8% subordinated debentures effective April 1, 2013.  End of period loans increased by approximately $50 million, or 16%, on an annualized basis during the current quarter relative to that of end of the first quarter of the year, and by approximately $100 million, or 9%, compared to last year’s total loans at June 30th.

The Company’s total non-interest expenses increased by approximately $840,000, or 7%, during the second quarter compared to the same quarter of last year.  The increase in total non-interest expense during the second quarter of this year was largely attributable to an approximately $800,000 increase in salaries and benefits expense related to increased staffing levels due in part to an increased number of banking locations, increased costs related to the Company’s health insurance plan, and costs associated with the pending termination of a frozen defined benefit pension plan.

Commenting on the Company’s exceptionally strong record quarterly and year-to-date financial performance, Mark A. Schroeder, Chairman  & CEO, noted, “Our Company was very fortunate during the second quarter and first half of this year to see positive movement on a number of fronts.  It does appear that the economic recovery within our Southern Indiana footprint has taken a solid hold and is now in an expansion mode, and this improved economic environment is reflected in the business activity of our agricultural and commercial clients and in the mindset of our consumer customers.  The combination of very strong loan growth, a continuation of our historically strong level of asset quality within our loan portfolio, and significant revenue growth within virtually every segment of our sources of non-interest income allowed our Company to report very impressive financial performance in terms of  quarterly and year-to-date operating earnings.”

Schroeder concluded, “Obviously, we are very pleased to have been able to achieve these exceptional results, and look forward to continuing to strive toward the fulfillment of our commitment to deliver the very best in financial products and services to our clients throughout Southern Indiana.  In that light, earlier this month, we announced the pending acquisition of United Commerce Bancorp of Bloomington, Indiana.  This transaction will provide an excellent opportunity for German American to enhance our presence in the Bloomington market through the combination of our existing franchise in Bloomington with the United Commerce franchise of nearly 4,000 customers and 750 shareholders.  We sincerely thank all of our clients for giving us the opportunity to serve them as a trusted advisor within our banking, insurance, investments, and trust lines of business.”

The Company also announced that its Board of Directors declared its regular quarterly cash dividend of $0.15 per share which will be payable on August 20, 2013 to shareholders of record as of August 10, 2013.

Balance Sheet Highlights

Total assets for the Company totaled $2.011 billion at June 30, 2013, an increase of $31.6 million compared with March 31, 2013.  The increase during second quarter of 2013 was attributable to growth in the Company’s loan portfolio.

June 30, 2013 loans outstanding increased by $49.1 million, or approximately 16% on an annualized basis, compared with March 31, 2013, and increased $98.7 million, or 9%, compared to June 30, 2012 total loans outstanding. The increase in loans was broad based across all categories of loans and throughout the Company’s market area.

End of Period Loan Balances	06/30/13	03/31/13	06/30/12
(dollars in thousands)

Commercial & Industrial Loans	$346,375	$332,142	$323,618
Commercial Real Estate Loans	508,675	498,582	460,052
Agricultural Loans	175,958	164,903	158,463
Consumer Loans	119,418	114,715	116,049
Residential Mortgage Loans	95,279	86,276	88,859
	$1,245,705	$1,196,618	$1,147,041

Non-performing assets totaled $10.2 million at June 30, 2013 compared to $11.7 million of non-performing assets at March 31, 2013 and $17.7 million at June 30, 2012.  Non-performing assets represented 0.51% of total assets at June 30, 2013 compared to 0.59% of total assets at March 31, 2013, and compared to 0.91% at June 30, 2012.  Non-performing loans totaled $8.6 million at June 30, 2013 compared to $9.9 million at March 31, 2013 and compared to $13.5 million of non-performing loans at June 30, 2012.  Non-performing loans represented 0.69% of total loans at June 30, 2013 compared with 0.83% of total outstanding loans at March 31, 2013 and 1.18% of total loans outstanding at June 30, 2012.

Non-performing Assets
(dollars in thousands)
	06/30/13	03/31/13	06/30/12
Non-Accrual Loans	$8,510	$9,944	$13,398
Past Due Loans (90 days or more)	94	-	99
Total Non-Performing Loans	8,604	9,944	13,497
Other Real Estate	1,560	1,738	4,250
Total Non-Performing Assets	$10,164	$11,682	$17,747

Restructured Loans	$2,395	$339	$386

The Company’s allowance for loan losses totaled $15.3 million at June 30, 2013 representing a decline of $471,000, or 12% on an annualized basis, from March 31, 2013 and a decline of $429,000, or 3%, from June 30, 2012.  The allowance for loan losses represented 1.23% of period-end loans at June 30, 2013 compared with 1.31% of period-end loans at March 31, 2013 and 1.37% of period-end loans at June 30, 2012.  Under acquisition accounting treatment, loans acquired are recorded at fair value which includes a credit risk component, and therefore the allowance on loans acquired is not carried over from the seller.  The Company held a discount on acquired loans of $2.8 million as of June 30, 2013, $3.1 million at March 31, 2013 and $4.7 million at June 30, 2012.

Total deposits decreased $18.0 million or 4% on an annualized basis, as of June 30, 2013 compared with March 31, 2013 total deposits and increased by approximately $38.7 million or 2% compared with June 30, 2012.

End of Period Deposit Balances	06/30/13	03/31/13	06/30/12
(dollars in thousands)

Non-interest-bearing Demand Deposits	$331,571	$344,027	$303,040
IB Demand, Savings, and MMDA Accounts	982,665	983,170	944,730
Time Deposits < $100,000	219,422	223,913	259,350
Time Deposits > $100,000	108,251	108,799	96,120
	$1,641,909	$1,659,909	$1,603,240

Results of Operations Highlights – Quarter ended June 30, 2013

Net income for the quarter ended June 30, 2013 totaled $6,532,000 or $0.52 per share, an increase of $723,000 or 12% from the first quarter of 2013 net income of $5,809,000 or $0.46 per share, and an increase of $565,000, or 9%, from the second quarter of 2012 net income of $5,967,000 or $0.47 per share.

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended June 30, 2013			Quarter Ended March 31, 2013			Quarter Ended June 30, 2012

	Principal Balance	Income/ Expense	Yield/Rate	Principal Balance	Income/ Expense	Yield/Rate	Principal Balance	Income/ Expense	Yield/Rate
Assets
Federal Funds Sold and Other Short-term Investments	$14,806	$13	0.35%	$16,831	$10	0.24%	$65,760	$40	0.24%
Securities	634,161	3,754	2.37%	634,423	3,816	2.41%	626,584	4,326	2.76%
Loans and Leases	1,233,024	15,088	4.91%	1,211,852	14,936	4.99%	1,121,425	15,579	5.58%
Total Interest Earning Assets	$1,881,991	$18,855	4.01%	$1,863,106	$18,762	4.07%	$1,813,769	$19,945	4.42%

Liabilities
Demand Deposit Accounts	$340,767			$336,472			$298,580
IB Demand, Savings, and MMDA Accounts	$1,001,535	$398	0.16%	$965,953	$382	0.16%	$963,060	$457	0.19%
Time Deposits	334,412	756	0.91%	334,679	852	1.03%	364,446	1,398	1.54%
FHLB Advances and Other Borrowings	118,947	592	2.00%	140,363	911	2.63%	114,932	1,059	3.71%
Total Interest-Bearing Liabilities	$1,454,894	$1,746	0.48%	$1,440,995	$2,145	0.60%	$1,442,438	$2,914	0.81%

Cost of Funds			0.37%			0.47%			0.65%
Net Interest Income		$17,109			$16,617			$17,031
Net Interest Margin			3.64%			3.60%			3.77%

During the quarter ended June 30, 2013, net interest income totaled $16,712,000 representing an increase of $487,000, or 3%, from the quarter ended March 31, 2013 net interest income of $16,225,000 and an increase of $63,000 compared with the quarter ended June 30, 2012 net interest income of $16,649,000.  The tax equivalent net interest margin for the quarter ended June 30, 2013 was 3.64% compared to 3.60% in the first quarter of 2013 and 3.77% in the second quarter of 2012.  The increase in net interest income and the net interest margin during the quarter ended June 30, 2013 compared with the first quarter of 2013 was attributable to an increased level of average loans outstanding during the second quarter of 2013 and to the repayment of $19.3 million of subordinated debentures with an interest rate of 8% effective April 1 2013.

The decline in the net interest margin during the second quarter of 2013 compared with the second quarter of 2012 was largely attributable to a decline in the accretion of loan discounts on acquired loans.  The low interest rate environment also continued to put pressure on the Company’s net interest margin in the second quarter of 2013 compared with the second quarter of 2012.  However, the repayment of the subordinated debentures during the second quarter of 2013 combined with Company’s ability to grow its outstanding loans during the past year largely offset that net interest margin compression to hold net interest income relatively stable.

Accretion of loan discounts on acquired loans contributed approximately 6 basis points on an annualized basis to the net interest margin in the second quarter of 2013, 8 basis points in first quarter of 2013 and 18 basis points in the second quarter of 2012.

During the quarter ended June 30, 2013, the Company recognized a negative $200,000 provision for loan loss which represented a decrease of $550,000 from the first quarter of 2013 provision for loan loss of $350,000 and a decrease of $591,000 from the second quarter of 2012 provision of $391,000.  The negative provision for loan loss during the second quarter of 2013 was attributable to continued improvement in the asset quality metrics of the Company and was based on the Company’s standard methodology for determining the adequacy of its allowance for loan and lease losses.  During the second quarter of 2013, the negative provision for loan loss represented approximately 7 basis points of average loans on an annualized basis while net charge-offs represented approximately 9 basis points of average loans on an annualized basis.

During the quarter ended June 30, 2013, non-interest income totaled $6,110,000, an increase of $200,000 or 3%, compared with the quarter ended March 31, 2013, and an increase of $1,277,000, or 26%, compared with the second quarter of 2012.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	06/30/13	03/31/13	06/30/12
(dollars in thousands)

Trust and Investment Product Fees	$814	$817	$664
Service Charges on Deposit Accounts	1,050	955	1,017
Insurance Revenues	1,379	1,784	1,358
Company Owned Life Insurance	217	266	266
Interchange Fee Income	513	430	460
Other Operating Income	861	291	316
Subtotal	4,834	4,543	4,081
Net Gains on Loans	809	754	676
Net Gains on Securities	467	613	76
Total Non-interest Income	$6,110	$5,910	$4,833

Trust and investment product fees were relatively flat in the second quarter of 2013 compared with the first quarter of 2013 and increased $150,000, or 23%, compared with second quarter of 2012.  The increase in the second quarter of 2013 compared with second quarter of 2012 was due to both an increase in trust revenues as well as brokerage revenues.

Insurance revenues decreased $405,000, or 23%, during the quarter ended June 30, 2013, compared with the first quarter of 2013 and remained relatively stable with an increase of $21,000, or 2%, compared with the second quarter of 2012.  The decrease during the second quarter of 2013 compared with the first quarter of 2013 was due largely to contingency revenue received in the first quarter of 2013 and a seasonal decline in commercial insurance revenue.  Contingency revenue during the first quarter of 2013 totaled $246,000 while no contingency revenue was received during the second quarter of 2013.  The fluctuation in contingency revenue is a normal course of business type of variance as typically the Company receives contingency revenue during the first quarter of the year.

Other operating income increased $570,000 or 196% during the quarter ended June 30, 2013 compared with the first quarter of 2013 and increased $545,000 or 172% compared with the second quarter of 2012.  The increase in both comparative periods was largely related to fees and fair value adjustments associated with interest rate swap transactions with loan customers.

Net gains on sales of loans totaled $809,000 during the quarter ended June 30, 2013, an increase of $55,000, or 7%, compared to the first quarter of 2013 and an increase of $133,000, or 20%, compared with the second quarter of 2012.  Loan sales totaled $54.2 million during the second quarter of 2013, compared with $42.5 million during the first quarter of 2013 and $36.3 million during the second quarter of 2012.

During the second quarter of 2013, the Company realized a net gain on the sale of securities of $467,000 related to the sale of $25.5 million of securities, compared with a net gain on the sale of securities of $613,000 related to the sale of approximately $29.8 million of securities in the first quarter 2013 and compared to a gain of $76,000 related to the sale of approximately $9.2 million of securities in the second quarter of 2012.

During the quarter ended June 30, 2013, non-interest expense totaled $13,261,000, a decline of $201,000, or 1%, compared with the quarter ended March 31, 2013, and an increase of $838,000, or 7%, compared with the second quarter of 2012.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	06/30/13	03/31/13	06/30/12
(dollars in thousands)

Salaries and Employee Benefits	$7,627	$7,784	$6,828
Occupancy, Furniture and Equipment Expense	1,847	1,850	1,785
FDIC Premiums	260	255	283
Data Processing Fees	349	353	321
Professional Fees	525	661	587
Advertising and Promotion	516	490	396
Intangible Amortization	348	367	422
Other Operating Expenses	1,789	1,702	1,801
Total Non-interest Expense	$13,261	$13,462	$12,423

Salaries and benefits decreased $157,000, or 2%, during the quarter ended June 30, 2013 compared with the first quarter of 2013 and increased $799,000, or 12%, compared with the second quarter of 2012.  The decline in salaries and benefits costs during the second quarter of 2013 compared with the first quarter of 2013 was primarily due to lower costs related to the Company’s partially self-insured health insurance plan and lower costs attributable to benefits and payroll taxes that are directly attributable to the levels of cash compensation paid.  The level of cash compensation paid in the first quarter of 2013 was higher related to incentive compensation payments.  Partially offsetting these declines was an increased level of full-time equivalent employees and costs associated with the pending termination of a frozen defined benefit pension plan acquired by the Company through two acquisition transactions completed a number of years ago.

The increase in salaries and benefits during the second quarter of 2013 compared with the second quarter of 2012 was primarily the result of an increased number of full-time equivalent employees due in part to an increased number of banking locations, increased costs related to the Company’s health insurance plan and costs associated with the aforementioned pending termination of a frozen defined benefit pension plan.

About German American

German American Bancorp, Inc., is a NASDAQ-traded (symbol: GABC) financial services holding company based in Jasper, Indiana.  German American, through its banking subsidiary German American Bancorp, operates 35 retail and commercial banking offices in 13 southern Indiana counties. The Company also owns a trust, brokerage, and financial planning subsidiary (German American Financial Advisors & Trust Company) and a full line property and casualty insurance agency (German American Insurance, Inc.).

Cautionary Note Regarding Forward-Looking Statements

The Company’s statements in this press release regarding the continuing growth and expansion of certain aspects of the Company’s business, its continued improvement in asset quality metrics, and the continuation of its trend of strong financial performance could be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release. Factors that could cause actual experience to differ from the expectations implied in this press release include the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates; changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration; capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by the Company of outstanding debt or equity securities; risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base of the acquired institution or branches, and difficulties in integration of the acquired operations; factors driving impairment charges on investments; the impact, extent and timing of technological changes; litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future; actions of the Federal Reserve Board; changes in accounting principles and interpretations; potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to the Company’s banking subsidiary; actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms; and the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends.  Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Readers are cautioned not to place undue reliance on these forward-looking statements.  It is intended that these forward-looking statements speak only as of the date they are made.  We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC. (unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	June 30,	March 31,	June 30,
	2013	2013	2012
ASSETS
Cash and Due from Banks	$28,390	$22,045	$31,537
Short-term Investments	10,105	6,917	11,613
Interest-bearing Time Deposits with Banks	1,253	2,703	3,718
Investment Securities	612,837	631,149	645,240

Loans Held-for-Sale	19,435	25,280	8,627

Loans, Net of Unearned Income	1,242,964	1,193,747	1,143,938
Allowance for Loan Losses	(15,263)	(15,734)	(15,692)
Net Loans	1,227,701	1,178,013	1,128,246

Stock in FHLB and Other Restricted Stock	8,340	8,340	8,340
Premises and Equipment	36,702	36,527	35,413
Goodwill and Other Intangible Assets	20,842	21,190	22,347
Other Assets	45,007	46,858	48,731
TOTAL ASSETS	$2,010,612	$1,979,022	$1,943,812

LIABILITIES
Non-interest-bearing Demand Deposits	$331,571	$344,027	$303,040
Interest-bearing Demand, Savings, and
Money Market Accounts	982,665	983,170	944,730
Time Deposits	327,673	332,712	355,470
Total Deposits	1,641,909	1,659,909	1,603,240

Borrowings	175,640	114,223	143,132
Other Liabilities	11,202	18,102	20,290
TOTAL LIABILITIES	1,828,751	1,792,234	1,766,662

SHAREHOLDERS' EQUITY
Common Stock and Surplus	108,433	108,339	107,956
Retained Earnings	74,967	70,334	57,472
Accumulated Other Comprehensive Income (Loss)	(1,539)	8,115	11,722
TOTAL SHAREHOLDERS' EQUITY	181,861	186,788	177,150

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,010,612	$1,979,022	$1,943,812

END OF PERIOD SHARES OUTSTANDING	12,666,936	12,665,826	12,626,205

BOOK VALUE PER SHARE	$14.36	$14.75	$14.03

GERMAN AMERICAN BANCORP, INC. (unaudited, dollars in thousands except per share data) Consolidated Statements of Income

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
INTEREST INCOME
Interest and Fees on Loans	$15,035	$14,885	$15,513	$29,920	$31,298
Interest on Short-term Investments and Time Deposits	13	10	40	23	73
Interest and Dividends on Investment Securities	3,410	3,475	4,010	6,885	7,919
TOTAL INTEREST INCOME	18,458	18,370	19,563	36,828	39,290

INTEREST EXPENSE
Interest on Deposits	1,154	1,234	1,855	2,388	3,901
Interest on Borrowings	592	911	1,059	1,503	2,128
TOTAL INTEREST EXPENSE	1,746	2,145	2,914	3,891	6,029

NET INTEREST INCOME	16,712	16,225	16,649	32,937	33,261
Provision for Loan Losses	(200)	350	391	150	1,081
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	16,912	15,875	16,258	32,787	32,180

NON-INTEREST INCOME
Net Gain on Sales of Loans	809	754	676	1,563	1,389
Net Gain on Securities	467	613	76	1,080	94
Other Non-interest Income	4,834	4,543	4,081	9,377	8,151
TOTAL NON-INTEREST INCOME	6,110	5,910	4,833	12,020	9,634

NON-INTEREST EXPENSE
Salaries and Benefits	7,627	7,784	6,828	15,411	14,148
Other Non-interest Expenses	5,634	5,678	5,595	11,312	10,868
TOTAL NON-INTEREST EXPENSE	13,261	13,462	12,423	26,723	25,016

Income before Income Taxes	9,761	8,323	8,668	18,084	16,798
Income Tax Expense	3,229	2,514	2,701	5,743	5,229

NET INCOME	$6,532	$5,809	$5,967	$12,341	$11,569

BASIC EARNINGS PER SHARE	$0.52	$0.46	$0.47	$0.98	$0.92
DILUTED EARNINGS PER SHARE	$0.52	$0.46	$0.47	$0.97	$0.92

WEIGHTED AVERAGE SHARES OUTSTANDING	12,666,315	12,641,842	12,627,715	12,654,146	12,614,075
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	12,683,127	12,661,692	12,638,526	12,671,706	12,628,078

GERMAN AMERICAN BANCORP, INC. (unaudited, dollars in thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
EARNINGS PERFORMANCE RATIOS
Annualized Return on Average Assets	1.31%	1.17%	1.23%	1.24%	1.21%
Annualized Return on Average Equity	13.82%	12.49%	13.66%	13.16%	13.43%
Net Interest Margin	3.64%	3.60%	3.77%	3.62%	3.82%
Efficiency Ratio (1)	57.11%	59.76%	56.82%	58.41%	57.30%
Net Overhead Expense to Average Earning Assets(2)	1.45%	1.54%	1.58%	1.49%	1.63%

ASSET QUALITY RATIOS
Annualized Net Charge-offs to Average Loans	0.09%	0.04%	0.17%	0.07%	0.13%
Allowance for Loan Losses to Period End Loans	1.23%	1.32%	1.37%
Non-performing Assets to Period End Assets	0.51%	0.59%	0.91%
Non-performing Loans to Period End Loans	0.69%	0.83%	1.18%
Loans 30-89 Days Past Due to Period End Loans	0.37%	0.51%	0.43%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
Average Assets	$2,001,143	$1,983,915	$1,935,262	$1,992,576	$1,908,710
Average Earning Assets	$1,881,991	$1,863,106	$1,813,769	$1,872,601	$1,786,635
Average Total Loans	$1,233,024	$1,211,852	$1,121,425	$1,222,497	$1,117,706
Average Demand Deposits	$340,767	$336,472	$298,580	$338,631	$295,222
Average Interest Bearing Liabilities	$1,454,894	$1,440,995	$1,442,438	$1,447,983	$1,421,669
Average Equity	$189,026	$186,021	$174,728	$187,532	$172,350

Period End Non-performing Assets (3)	$10,164	$11,682	$17,747
Period End Non-performing Loans (4)	$8,604	$9,944	$13,497
Period End Loans 30-89 Days Past Due (5)	$4,626	$6,074	$4,929

Tax Equivalent Net Interest Income	$17,109	$16,617	$17,031	$33,726	$34,020
Net Charge-offs during Period	$271	$136	$465	$407	$701

(1)	Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income.
(2)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(3)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, Restructured Loans, and Other Real Estate Owned.
(4)	Non-performing loans are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Restructured Loans.
(5)	Loans 30-89 days past due and still accruing.